Exhibit 99.1

October 27, 2015	Media Contact:	Dan Turner
WILMINGTON, Del.		302-996-8372
daniel.a.turner@dupont.com
	Investor Contact:	302-774-4994

DuPont Reports 3Q Operating EPS of $0.13; YTD Operating EPS of $2.49

Cost Reductions and Productivity Continue to Contribute to Operating Margin Improvement in Most Segments

Reaffirms Outlook for Full-Year Operating Earnings of about $2.75 Per Share

Third-Quarter Highlights

•	Third-quarter operating earnings per share were $0.13 versus $0.39 in prior year. GAAP[1] earnings per share were $0.14 versus $0.36 in prior year.

•
Results reflected macro challenges including currency; industry wide challenges in Ag markets, particularly in Brazil; and continued weakness in emerging markets and oil and gas markets affecting Safety & Protection, partially offset by continued positive effects of the operational redesign and cost reductions in the quarter, including performance-based compensation.

•
Segment pre-tax operating earnings of $433 million included $187 million, or $0.17 per share, of negative impact from currency. Growth in Electronics & Communications and Industrial Biosciences was more than offset by declines in Agriculture, Performance Materials and Safety & Protection.

•
Cost reductions from operational redesign contributed an incremental $0.10 per share to third-quarter operating earnings, driving operating margin improvement in four segments; on track to deliver approximately $0.40 per share in incremental savings in 2015.

•	$2 billion accelerated share repurchase program launched in the quarter; on October 22nd, announced fourth quarter dividend of $0.38 per share.

Year-to-Date Highlights

•
Reported year-to-date operating earnings per share of $2.49 versus $2.79 in prior year. Excluding negative currency impact of $0.53 per share, operating earnings per share would have increased 8 percent. GAAP[1] earnings per share were $2.33 versus $2.76 in prior year.

•
Accelerated $1.3 billion annual run-rate cost savings expected from operational redesign to year-end 2016; increased targeted cost savings from operational redesign to about $1.6 billion by year-end 2017. Current review of cost, working capital performance, and capital spending will assure that our cost actions will result in a further net benefit to the bottom line.

•
DuPont continues to expect full-year 2015 operating earnings to be about $2.75 per share. Negative currency impact expected to be $0.72 per share. Excluding the impact of currency, the guidance for full-year operating earnings per share, including expected benefits from share repurchases and cost savings, represents an approximate 3-percent increase year over year.

1Generally Accepted Accounting Principles (GAAP)
E.I. du Pont de Nemours and Company

WILMINGTON, Del., Oct. 27, 2015 - DuPont (NYSE: DD), a science company that brings world-class, innovative products, materials, and services to the global marketplace, today announced third-quarter 2015 operating earnings of $0.13 per share compared with $0.39 per share in the prior year. GAAP1 earnings were $0.14 per share, compared with $0.36 per share in the prior year.

Third-quarter sales were $4.9 billion, down 17 percent versus prior year due to negative impacts from currency (8 percent), portfolio (1 percent), volume (7 percent) and local price and product mix (1 percent). Year-to-date sales were $19.8 billion, down 12 percent versus prior year due to negative impacts from currency (7 percent), portfolio (2 percent) and volume (3 percent).

“While our bottom line continues to benefit from the positive effects of our operational redesign and productivity improvements, we are not pleased with our results this quarter,” said Nick Fanandakis, Executive Vice President and CFO. “We saw significant negative impacts from currency as well as market weakness in agriculture, emerging market industrial production, and oil and gas. We remain on track with our revised annual guidance of operating earnings per share of about $2.75, an increase from the prior year of 3 percent excluding currency.”

“Amid the current challenging macro environment, our priority is to aggressively manage what is within our control, including taking a fresh look at DuPont’s cost structure and capital allocation strategy to identify ways to further improve shareholder return,” said Ed Breen, DuPont Interim Chair and CEO. “Addressing these areas even more intensely will put DuPont in a stronger position to capitalize over the long term on our unique science and leading positions in attractive growth markets while generating appropriate returns for shareholders in the near term.”

Global Consolidated Net Sales - 3rd Quarter and Year-to-Date

	Three Months Ended
	September 30, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
U.S. & Canada	$1,580	(9)	(5)	—	(3)	(1)
EMEA*	1,196	(19)	1	(14)	(4)	(2)
Asia Pacific	1,328	(14)	(2)	(4)	(6)	(2)
Latin America	769	(33)	1	(18)	(16)	—

Total Consolidated Sales	$4,873	(17)	(1)	(8)	(7)	(1)

	Nine Months Ended
	September 30, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
U.S. & Canada	$8,871	(6)	(2)	—	(2)	(2)
EMEA*	4,850	(18)	2	(16)	(2)	(2)
Asia Pacific	4,200	(10)	(1)	(3)	(3)	(3)
Latin America	1,910	(26)	1	(13)	(13)	(1)

Total Consolidated Sales	$19,831	(12)	—	(7)	(3)	(2)

* Europe, Middle East & Africa

Segment Net Sales - 3rd Quarter and Year-to-Date

	Three Months Ended
	September 30, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$1,093	(30)	3	(15)	(17)	(1)
Electronics & Communications	532	(14)	(5)	(2)	(7)	—
Industrial Biosciences	305	(3)	(4)	(6)	7	—
Nutrition & Health	810	(10)	—	(9)	—	(1)
Performance Materials	1,302	(15)	(5)	(6)	(3)	(1)
Safety & Protection	831	(15)	(1)	(4)	(6)	(4)
Other	—
Consolidated Net Sales	4,873	(17)	(1)	(8)	(7)	(1)

	Nine Months Ended
	September 30, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$8,248	(14)	2	(8)	(7)	(1)
Electronics & Communications	1,577	(13)	(5)	(2)	(6)	—
Industrial Biosciences	870	(6)	(4)	(6)	4	—
Nutrition & Health	2,449	(9)	—	(9)	1	(1)
Performance Materials	4,021	(13)	(4)	(6)	2	(5)
Safety & Protection	2,663	(10)	—	(5)	—	(5)
Other	3
Consolidated Net Sales	19,831	(12)	—	(7)	(3)	(2)

Operating Earnings - 3rd Quarter and Year-to-Date

			Change vs. 2014
(Dollars in millions)	3Q15	3Q14	$	%
Agriculture	$(210)	$(56)	$(154)	-275%
Electronics & Communications	104	90	14	16%
Industrial Biosciences	52	42	10	24%
Nutrition & Health	102	99	3	3%
Performance Materials	317	366	(49)	-13%
Safety & Protection	156	195	(39)	-20%
Other	(88)	(50)	(38)	-76%
Total segment operating earnings (1)	433	686	(253)	-37%

Exchange gains (losses) (2)	(36)	250	(286)	nm
Corporate expenses (1)	(111)	(167)	56	-34%
Interest expense	(82)	(93)	11	-12%
Operating earnings before income taxes	204	676	(472)	-70%

Provision for income taxes on operating earnings	(87)	(314)	227
Less: Net income attributable to noncontrolling interests	—	1	(1)
Operating earnings	$117	$361	$(244)	-68%

Operating earnings per share	$0.13	$0.39	$(0.26)	-67%

			Change vs. 2014
(Dollars in millions)	YTD 3Q15	YTD 3Q14	$	%
Agriculture	$1,700	$2,218	$(518)	-23%
Electronics & Communications	272	244	28	11%
Industrial Biosciences	148	148	—	—%
Nutrition & Health	288	290	(2)	-1%
Performance Materials	935	941	(6)	-1%
Safety & Protection	522	567	(45)	-8%
Other	(175)	(164)	(11)	-7%
Total segment operating earnings (1)	3,690	4,244	(554)	-13%

Exchange gains (losses) (1), (2)	117	102	15	nm
Corporate expenses (1)	(413)	(543)	130	-24%
Interest expense (1)	(240)	(290)	50	-17%
Operating earnings before income taxes	3,154	3,513	(359)	-10%

Provision for income taxes on operating earnings	(881)	(912)	31
Less: Net income attributable to noncontrolling interests	9	10	(1)
Operating earnings	$2,264	$2,591	$(327)	-13%

Operating earnings per share	$2.49	$2.79	$(0.30)	-11%

(1) See Schedules B and C for listing of significant items and their impact by segment.
(2) See Schedule D for additional information on exchange gains and losses.

The following is a summary of business results for each of the company’s reportable segments comparing third quarter with the prior year, unless otherwise noted.

Agriculture - A seasonal operating loss of $210 million was $154 million larger as improved productivity and cost reductions, increases in local price, $27 million gains from asset sales and a $21 million benefit related to prior periods were more than offset by lower volumes and a $108 million negative currency impact.   Decreased volumes are due to lower seed volumes and reduced demand for insect control products, primarily in Brazil, and an about $40 million negative impact from the LaPorte manufacturing facility shutdown.  Excluding the impact of currency, the operating loss would have been $102 million.
Electronics & Communications - Operating earnings of $104 million increased $14 million, or 16 percent, on continued productivity and cost reductions. Volume growth in Tedlar® film in photovoltaics and consumer electronics was more than offset by competitive pressures impacting Solamet® paste.
Industrial Biosciences - Operating earnings of $52 million increased $10 million, or 24 percent, as volume growth and benefits from cost reductions were partially offset by lower pricing and a $3 million negative impact from currency. Volume improved across the business driven primarily by increased demand in food and home and personal care markets. Excluding the impact of currency, operating earnings would have increased 31 percent.
Nutrition & Health - Operating earnings of $102 million increased $3 million, or 3 percent, as cost reductions and continued productivity more than offset a $17 million negative impact from currency. Volume growth in probiotics, ingredient systems and texturants was offset by a decline in specialty proteins. Excluding the impact of currency, operating earnings would have increased by about 20 percent.
Performance Materials - Operating earnings of $317 million decreased $49 million, or 13 percent, as cost reductions and continued productivity were more than offset by $47 million of negative currency impact and lower ethylene price and volume. Operating earnings included a $16 million net benefit from a joint venture, which was more than offset by the absence of a prior year $23 million gain on the sale of a majority interest in a joint venture. Excluding the impact of currency, operating earnings would have been about even with the prior year.
Safety & Protection - Operating earnings of $156 million decreased $39 million, or 20 percent. Cost reductions and productivity improvements were more than offset by lower demand, a negative currency impact of $13 million, and the portfolio impact of the Sontara® divestiture. Volume growth in Tyvek® protective material for medical packaging was more than offset by weakness in the oil and gas industry, which impacted Nomex® thermal-resistant fiber and Sustainable Solutions offerings, and by delays in military spending, which impacted Kevlar® high-strength material. Also contributing to the decline were higher unit costs associated with the slower-than-expected recovery at the Chamber Works facility. Excluding the impact of currency, operating earnings would have decreased by about 13 percent.

Outlook
The company reaffirms its recently updated outlook for full-year 2015 operating earnings of about $2.75 per share. The outlook reflects continued strengthening of the U.S. dollar versus currencies in emerging markets, particularly the Brazilian Real; a further weakening of agricultural markets, primarily in Brazil; and continued weakness in emerging markets. Negative currency impact is expected to be $0.72 per share. Excluding the impact of currency, the guidance for full-year operating earnings per share, including expected benefits from share repurchases and cost savings, represents an approximate 3-percent increase year over year.

DuPont will hold a conference call and webcast on Tuesday, October 27, 2015, at 9:00 AM EDT to discuss this news release.  The webcast and additional presentation materials can be accessed by visiting the company’s investor website (Events & Presentations) at www.investors.dupont.com.  A replay of the conference call webcast will be available for 90 days by calling 1-630-652-3042, Passcode 38251527#.  For additional information see the investor center at http://www.dupont.com.

Use of Non-GAAP Measures
Management believes that certain non-GAAP measurements are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in schedules A, C and D.

About DuPont
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

Forward Looking Statements: This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses, including timely realization of the expected benefits from the separation of Performance Chemicals. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

# # #
10/27/15

E.I. du Pont de Nemours and Company
Consolidated Income Statements
(Dollars in millions, except per share amounts)

SCHEDULE A
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$4,873	$5,905	$19,831	$22,557
Other income, net (1)	98	364	552	749
Total	4,971	6,269	20,383	23,306

Cost of goods sold	3,084	3,698	11,703	13,350
Other operating charges (1)	91	201	413	609
Selling, general and administrative expenses	1,046	1,157	3,540	3,833
Research and development expense	441	486	1,415	1,491
Interest expense (1)	82	93	260	290
Employee separation / asset related charges, net (1)	—	—	40	244
Total	4,744	5,635	17,371	19,817

Income from continuing operations before income taxes	227	634	3,012	3,489
Provision for income taxes on continuing operations (1)	96	303	886	921
Income from continuing operations after income taxes	131	331	2,126	2,568
Income from discontinued operations after taxes	104	103	89	385

Net income	235	434	2,215	2,953

Less: Net income attributable to noncontrolling interests	—	1	9	11

Net income attributable to DuPont	$235	$433	$2,206	$2,942

Basic earnings per share of common stock:
Basic earnings per share of common stock from continuing operations	$0.14	$0.36	$2.34	$2.78
Basic earnings per share of common stock from discontinued operations	0.12	0.11	0.10	0.42
Basic earnings per share of common stock	$0.26	$0.47	$2.44	$3.20

Diluted earnings per share of common stock:
Diluted earnings per share of common stock from continuing operations	$0.14	$0.36	$2.33	$2.76
Diluted earnings per share of common stock from discontinued operations	0.12	0.11	0.10	0.42
Diluted earnings per share of common stock (2)	$0.26	$0.47	$2.43	$3.17

Dividends per share of common stock	$0.38	$0.47	$1.34	$1.37

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	887,275,000	910,764,000	899,883,000	917,589,000
Diluted	891,286,000	917,761,000	905,522,000	924,646,000

Reconciliation of Non-GAAP Measures
Summary of Earnings Comparison
	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Income from continuing operations after income taxes (GAAP)	$131	$331	(60)%	$2,126	$2,568	(17)%
Less: Significant items benefit (charge) included in income from continuing operations after income taxes (per Schedule B)	88	(9)		63	33
Non-operating pension/OPEB costs included in income from continuing operations after income taxes (3)	(74)	(22)		(210)	(66)
Net income attributable to noncontrolling interest from continuing operations	—	1		9	10
Operating earnings (Non-GAAP)	$117	$361	(68)%	$2,264	$2,591	(13)%

EPS from continuing operations (GAAP)	$0.14	$0.36	(61)%	$2.33	$2.76	(16)%
Less: Significant items benefit (charge) included in EPS (per Schedule B)	0.10	(0.01)		0.07	0.04
Non-operating pension/OPEB costs included in EPS (3)	(0.09)	(0.02)		(0.23)	(0.07)
Operating EPS (Non-GAAP)	$0.13	$0.39	(67)%	$2.49	$2.79	(11)%

E.I. du Pont de Nemours and Company
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

SCHEDULE A (continued)
	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$3,324	$6,910
Marketable securities	406	124
Accounts and notes receivable, net	6,656	5,238
Inventories	5,888	6,787
Prepaid expenses	287	264
Deferred income taxes	485	532
Assets of discontinued operations	—	6,227
Total current assets	17,046	26,082
Property, plant and equipment, net of accumulated depreciation (September 30, 2015 - $14,297; December 31, 2014 - $13,765)	9,769	10,008
Goodwill	4,249	4,332
Other intangible assets	4,214	4,569
Investment in affiliates	712	762
Deferred income taxes	3,252	3,734
Other assets	1,060	1,003
Total	$40,302	$50,490

Liabilities and Equity
Current liabilities
Accounts payable	$2,830	$3,786
Short-term borrowings and capital lease obligations	1,781	1,422
Income taxes	569	534
Other accrued liabilities	3,174	5,596
Liabilities of discontinued operations	—	2,467
Total current liabilities	8,354	13,805
Long-term borrowings and capital lease obligations	8,155	9,233
Other liabilities	12,212	13,615
Deferred income taxes	359	459
Total liabilities	29,080	37,112

Commitments and contingent liabilities

Stockholders' equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; Issued at September 30, 2015 - 963,347,000; December 31, 2014 - 992,020,000	289	298
Additional paid-in capital	10,678	11,174
Reinvested earnings	15,441	16,894
Accumulated other comprehensive loss	(8,911)	(8,556)
Common stock held in treasury, at cost (87,041,000 shares at September 30, 2015 and December 31, 2014)	(6,727)	(6,727)
Total DuPont stockholders' equity	11,007	13,320
Noncontrolling interests	215	58
Total equity	11,222	13,378
Total	$40,302	$50,490

E.I. du Pont de Nemours and Company
Condensed Consolidated Statement of Cash Flows
(Dollars in millions)

SCHEDULE A (continued)
	Nine Months Ended September 30,
	2015	2014
Total Company
Net income	$2,215	$2,953
Adjustments to reconcile net income to cash used for operating activities:
Depreciation	856	944
Amortization of intangible assets	307	294
Net periodic pension benefit cost	445	305
Contributions to pension plans	(260)	(231)
Gain on sale of businesses	(48)	(418)
Other operating activities - net	89	272
Change in operating assets and liabilities - net	(5,449)	(5,921)
Cash used for operating activities	(1,845)	(1,802)

Investing activities
Purchases of property, plant and equipment	(1,291)	(1,311)
Investments in affiliates	(59)	(37)
Payments for businesses - net of cash acquired	(77)	—
Proceeds from sales of businesses - net	61	727
Proceeds from sales of assets - net	18	29
Net increase in short-term financial instruments	(252)	(422)
Foreign currency exchange contract settlements	543	97
Other investing activities - net	12	197
Cash used for investing activities	(1,045)	(720)

Financing activities
Dividends paid to stockholders	(1,210)	(1,268)
Net increase in borrowings	3,262	749
Prepayments / repurchase of common stock	(2,353)	(2,000)
Proceeds from exercise of stock options	208	285
Cash transferred to Chemours at spin-off	(250)	—
Other financing activities - net	(87)	1
Cash used for financing activities	(430)	(2,233)

Effect of exchange rate changes on cash	(266)	(204)

Decrease in cash and cash equivalents	(3,586)	(4,959)

Cash and cash equivalents at beginning of period	6,910	8,941

Cash and cash equivalents at end of period	$3,324	$3,982

Reconciliation of Non-GAAP Measure
Calculation of Free Cash Flow
	Nine Months Ended September 30,
	2015	2014
Cash used for operating activities	$(1,845)	$(1,802)
Purchases of property, plant and equipment	(1,291)	(1,311)
Free cash flow	$(3,136)	$(3,113)

(1) See Schedule B for detail of significant items.
(2) The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding.
(3) Year to date September 30, 2015 includes a $23 after-tax exchange loss on foreign pension balances.

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

SCHEDULE B
SIGNIFICANT ITEMS

	Pre-tax		After-tax		($ Per Share)
	2015	2014	2015	2014	2015	2014
1st Quarter
Separation transaction costs (1)	$(12)	$(3)	$(11)	$(2)	$(0.01)	$—
Customer claims recovery (4)	35	—	22	—	0.02	—
Asset impairment charge (5)	(37)	—	(30)	—	(0.03)	—
Ukraine devaluation (6)	(40)	—	(38)	—	(0.04)	—
1st Quarter - Total	$(54)	$(3)	$(57)	$(2)	$(0.06)	$—

2nd Quarter
Separation transaction costs (1)	$(25)	$(4)	$(38)	$(4)	$(0.04)	$(0.01)
Restructuring charges, net (2)	(2)	(244)	(2)	(168)	—	(0.18)
Litigation settlement (3)	112	—	72	—	0.08	—
Venezuela devaluation(7)	—	(58)	—	(57)	—	(0.06)
Gain on sale of business (8)	—	391	—	273	—	0.30
2nd Quarter - Total	$85	$85	$32	$44	$0.04	$0.05

3rd Quarter
Separation transaction costs (1)	$(9)	$(10)	$(6)	$(9)	$(0.01)	$(0.01)
Customer claims recovery (4)	147	—	94	—	0.11	—
3rd Quarter - Total	$138	$(10)	$88	$(9)	$0.10	$(0.01)

Year-to-date Total(9)	$169	$72	$63	$33	$0.07	$0.04

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

SCHEDULE B (continued)

(1)
Third quarter and first quarter 2015 included charges of $(9) and $(12), respectively, recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment. Second quarter 2015 included charges of $(25) associated with transaction costs related to the separation of the Performance Chemicals segment consisting of $(5) recorded in other operating charges and $(20) recorded in interest expense. Second quarter 2015 also includes a tax charge of $(17) due to a state tax rate change associated with the separation.

Third, second and first quarter 2014 included charges of $(10), $(4) and $(3), respectively, recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment.

(2)
Second quarter 2015 included a $(2) restructuring charge recorded in employee separation/asset related charges, net associated with the 2014 restructuring program. These adjustments were primarily due to the identification of additional projects in certain segments, offset by lower than estimated individual severance costs and workforce reductions achieved through non-severance programs. The net reduction impacted segment earnings for the three months ended as follows: Agriculture - $(4), Electronics & Communications - $11, Industrial Biosciences - $(1), Nutrition & Health - $(4), Performance Materials - $(2), Safety & Protection $1, and Other - $(3).

Second quarter 2014 included a $(244) restructuring charge recorded in employee separation/asset related charges, net, consisting of $(150) of severance and related benefit costs, $(91) of asset shut downs, and $(3) of other non-personnel charges as a result of the company's plan to reduce residual costs associated with the separation of the Performance Chemicals segment and to improve productivity across all businesses and functions. Pre-tax charges by segment are: Agriculture - $(47), Electronics & Communications - $(68), Industrial Biosciences - $(2), Nutrition & Health - $(8), Performance Materials - $(29), Safety & Protection - $(31), Other - $(2), and Corporate expenses - $(57).

(3)
Second quarter 2015 included a gain of $112, net of legal expenses, recorded in other income, net related to the company’s settlement of a legal claim. This matter relates to the Safety & Protection segment.

(4)
The company recorded net insurance recoveries of $147 and $35 in other operating charges in the third and first quarter 2015, respectively, in the Agriculture segment, for recovery of costs for customer claims related to the use of the Imprelis® herbicide. The company had accruals of $198 related to these customer claims at September 30, 2015.

(5)
During first quarter of 2015, a $(37) pre-tax impairment charge was recorded in employee separation / asset related charges, net for a cost basis investment within the Other segment. The assessment resulted from the venture's revised operating plan reflecting underperformance of its European wheat based ethanol facility and deteriorating European ethanol market conditions. One of the primary investors has communicated they would not fund the revised operating plan of the investee. As a result, the carrying value of our 6% equity investment in this venture exceeds its fair value.

(6)
First quarter 2015 included a charge of $(40) in other income, net associated with remeasuring the company’s Ukrainian hryvnia net monetary assets. Ukraine’s central bank adopted a decision to no longer set the indicative hryvnia exchange rate. The hryvnia became a free-floating exchange rate and lost approximately a third of its value through the quarter.

(7)
Second quarter 2014 included a charge of $(58) recorded in other income, net associated with remeasuring the company's Venezuelan net monetary assets from the official exchange rate to the SICAD II exchange system.

(8)	Second quarter 2014 included a gain of $391 recorded in other income, net associated with the sale of Glass Laminating Solutions/Vinyls in the Performance Materials segment.

(9)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to the changes in average share calculations.

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C
	Three Months Ended September 30,		Nine Months Ended September 30,
SEGMENT NET SALES	2015	2014	2015	2014
Agriculture	$1,093	$1,563	$8,248	$9,564
Electronics & Communications	532	620	1,577	1,810
Industrial Biosciences	305	314	870	925
Nutrition & Health	810	899	2,449	2,686
Performance Materials	1,302	1,531	4,021	4,618
Safety & Protection	831	976	2,663	2,950
Other	—	2	3	4
Consolidated net sales	$4,873	$5,905	$19,831	$22,557

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)
	Three Months Ended September 30,		Nine Months Ended September 30,
INCOME FROM CONTINUING OPERATIONS (GAAP)	2015	2014	2015	2014
Agriculture	$(63)	$(56)	$1,878	$2,171
Electronics & Communications	104	90	283	176
Industrial Biosciences	52	42	147	146
Nutrition & Health	102	99	284	282
Performance Materials	317	366	933	1,303
Safety & Protection	156	195	635	536
Other	(88)	(50)	(215)	(166)
Total Segment PTOI	580	686	3,945	4,448
Corporate expenses	(120)	(177)	(439)	(617)
Interest expense	(82)	(93)	(260)	(290)
Non-operating pension/OPEB costs	(115)	(32)	(288)	(96)
Net exchange gains (losses)	(36)	250	54	44
Income before income taxes	$227	$634	$3,012	$3,489

	Three Months Ended September 30,		Nine Months Ended September 30,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (1)	2015	2014	2015	2014
Agriculture	$147	$—	$178	$(47)
Electronics & Communications	—	—	11	(68)
Industrial Biosciences	—	—	(1)	(2)
Nutrition & Health	—	—	(4)	(8)
Performance Materials	—	—	(2)	362
Safety & Protection	—	—	113	(31)
Other	—	—	(40)	(2)
Total significant items by segment	147	—	255	204
Corporate expenses	(9)	(10)	(26)	(74)
Interest expense	—	—	(20)	—
Net exchange gains (losses)	—	—	(40)	(58)
Total significant items before income taxes	$138	$(10)	$169	$72

	Three Months Ended September 30,		Nine Months Ended September 30,
OPERATING EARNINGS (NON-GAAP)	2015	2014	2015	2014
Agriculture	$(210)	$(56)	$1,700	$2,218
Electronics & Communications	104	90	272	244
Industrial Biosciences	52	42	148	148
Nutrition & Health	102	99	288	290
Performance Materials	317	366	935	941
Safety & Protection	156	195	522	567
Other	(88)	(50)	(175)	(164)
Total segment operating earnings	433	686	3,690	4,244
Corporate expenses	(111)	(167)	(413)	(543)
Interest expense	(82)	(93)	(240)	(290)
Operating earnings before income taxes and exchange gains (losses)	240	426	3,037	3,411
Net exchange gains (losses) (2)	(36)	250	117	102
Operating earnings before income taxes	$204	$676	$3,154	$3,513

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)
Reconciliation of Segment Operating Earnings excluding the impact of currency (Non-GAAP)
Segment operating earnings excluding the impact of currency assumes current operating earnings results using foreign currency exchange rates in effect for the comparable prior-year period.

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2015
	Segment Operating Earnings	Segment Operating Earnings	Impact of Currency	Segment Operating Earnings Excluding Currency	% Change
Agriculture	$(56)	$(210)	$(108)	$(102)	(82)%
Electronics & Communications	90	104	1	103	14
Industrial Biosciences	42	52	(3)	55	31
Nutrition & Health	99	102	(17)	119	20
Performance Materials	366	317	(47)	364	(1)
Safety & Protection	195	156	(13)	169	(13)
Other	(50)	(88)	—	(88)	(76)
Total segment operating earnings	$686	$433	$(187)	$620	(10)%

(1) See Schedule B for detail of significant items.
(2)  See Schedule D for additional information on exchange gains and losses.  Year to date September 30, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes the impact of a $23 exchange loss on non-operating pension.

SCHEDULE D
Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income from continuing operations before income taxes	$227	$634	$3,012	$3,489
Add: Significant items (benefit) charge before income taxes	(138)	10	(169)	(72)
Add: Non-operating pension/OPEB costs (1)	115	32	311	96
Operating earnings before income taxes	$204	$676	$3,154	$3,513
Less: Net income attributable to noncontrolling interests from continuing operations	—	1	9	10
Add: Interest expense	82	93	240	290
Adjusted EBIT from operating earnings	286	768	3,385	3,793
Add: Depreciation and amortization	291	296	1,036	1,050
Adjusted EBITDA from operating earnings	$577	$1,064	$4,421	$4,843

Reconciliation of Operating Earnings Per Share (EPS) Outlook
The reconciliation below represents the company's outlook on an operating earnings basis, defined as income from continuing operations excluding significant items and non-operating pension/OPEB costs.

			Year Ended December 31,
			2015 Outlook	2014 Actual
Operating EPS (Non-GAAP)			$2.75	$3.36

Significant items
Separation transaction costs			(0.06)	(0.03)
Gain on sale of business			—	0.47
Restructuring charge, net			—	(0.40)
Venezuela devaluation			—	(0.06)
Customer claims recovery			0.13	0.14
Litigation settlement			0.08	—
Asset impairment charge			(0.04)	—
Ukraine devaluation			(0.04)	—

Non-operating pension/OPEB costs - estimate			(0.30)	(0.09)

EPS (GAAP)			$2.52	$3.39

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses on Operating Earnings (2)
The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in other income, net and the related tax impact is recorded in provision for (benefit from) income taxes on the Consolidated Income Statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange losses	$(210)	$(153)	$(297)	$(185)
Local tax benefits (expenses)	67	(117)	(26)	(133)
Net after-tax impact from subsidiary exchange losses	$(143)	$(270)	$(323)	$(318)

Hedging Program Gain (Loss)
Pre-tax exchange gains	$174	$403	$414	$287
Tax expenses	(63)	(141)	(150)	(100)
Net after-tax impact from hedging program exchange gains	$111	$262	$264	$187

Total Exchange Gain (Loss)
Pre-tax exchange (losses) gains (3)	$(36)	$250	$117	$102
Tax benefits (expenses)	4	(258)	(176)	(233)
Net after-tax exchange losses	$(32)	$(8)	$(59)	$(131)

As shown above, the "Total Exchange Gain (Loss)" is the sum of the "Subsidiary Monetary Position Gain (Loss)" and the "Hedging Program Gain (Loss)."

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate
Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), as defined above, significant items and non-operating pension/OPEB costs.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income from continuing operations before income taxes	$227	$634	$3,012	$3,489
Add: Significant items - (benefit) charge (2)	(138)	10	(169)	(72)
Non-operating pension/OPEB costs (1)	115	32	311	96
Less: Net exchange gains (losses) (3)	(36)	250	117	102
Income from continuing operations before income taxes, significant items,
exchange gains (losses), and non-operating pension/OPEB costs	$240	$426	$3,037	$3,411

Provision for income taxes on continuing operations	$96	$303	$886	$921
Add: Tax (expenses) benefits on significant items	(50)	1	(106)	(39)
Tax benefits on non-operating pension/OPEB costs	41	10	101	30
Tax benefits (expenses) on exchange gains/losses	4	(258)	(176)	(233)
Provision for income taxes on continuing earnings, excluding exchange gains (losses)	$91	$56	$705	$679

Effective income tax rate	42.3%	47.8%	29.4%	26.4%
Significant items effect and non-operating pension/OPEB costs effect	0.3%	(1.4)%	(1.5)%	(0.4)%
Tax rate, from continuing operations before significant items and non-operating pension/OPEB costs	42.6%	46.4%	27.9%	26.0%
Exchange gains (losses) effect	(4.7)%	(33.3)%	(4.7)%	(6.1)%
Base income tax rate from continuing operations	37.9%	13.1%	23.2%	19.9%

(1) Year to date September 30, 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(2) See Schedule B for detail of significant items.
(3) Year to date September 30, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes a $23 exchange loss on non-operating pension.